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                                                                    EXHIBIT 99.1

     BUZZTIME ENTERTAINMENT, INC., A SUBSIDIARY OF NTN COMMUNICATIONS, INC.,
          RECEIVES $1 MILLION INVESTMENT FROM SCIENTIFIC-ATLANTA, INC.

   - Scientific-Atlanta and Buzztime Entertainment Team to Make the BUZZTIME Trivia Game Show Channel Available to Cable Operators -

CARLSBAD, Calif., June 11 /PRNewswire/ -- NTN Communications, Inc. (Amex: NTN - news), an interactive game content developer and distributor, today announced that its subsidiary, Buzztime Entertainment, Inc. and Scientific-Atlanta, Inc. (NYSE: SFA - news) have entered into an agreement to co-develop an application to run the popular BUZZTIME interactive trivia game show channel on Scientific-Atlanta's Explorer digital interactive set-tops, including the 6 million deployed today. BUZZTIME is the first interactive cable channel that enables every member of the family to tune into live competitions with other trivia buffs across the street or across the country at anytime. In addition, Scientific-Atlanta has invested $1 million in Buzztime Entertainment in exchange for a 6% ownership position and warrants to obtain another 1.5%. This investment was made in the form of preferred stock issued by the Buzztime Entertainment, Inc. subsidiary of NTN Communications, Inc. The preferred stock is exchangeable at a later date into shares of NTN common stock under certain circumstances. Under the terms of the agreement, Scientific-Atlanta is developing the application to enable the BUZZTIME channel to operate on Scientific-Atlanta's Explorer digital interactive set-top network. Buzztime Entertainment will produce the game show cable channel and competitions. Scientific Atlanta will provide BUZZTIME Entertainment with marketing and promotional support through its Turn-Key Applications Group.

The channel includes BUZZTIME TV Trivia, Kids Only Trivia(TM), Sports Trivia(R) and Countdown(R) general trivia and is designed specifically to add value to existing digital cable systems. The channel will derive revenue from cable operator license fees, premium subscription fees and advertising revenue. The BUZZTIME channel will be showcased in Scientific-Atlanta's Booth #3100 at the NCTA Cable 2001 Exhibition, June 11-13, in Chicago, IL.

Buzztime Entertainment owns and produces the vast library of interactive content developed over the last 15 years by NTN Communications and is currently played by millions of people each month on the NTN Network of 3,500 restaurants and sports bars. Buzztime Entertainment also produces customized versions of its programs for Microsoft's WebTV, Yahoo! Games and the Sprint PCS Wireless Web, all from its ITV studio in Carlsbad, California.

"This is the first strategic investment into our Buzztime Entertainment subsidiary. We created Buzztime Entertainment 18 months ago as a vehicle to capture a share of the ITV and wireless consumer gaming markets," said Stan Kinsey, chairman and CEO of NTN Communications, Inc. "This agreement with Scientific-Atlanta gets us closer to creating a scalable business model for the home consumer. It is our goal to continue to finance this endeavor with strategic partners."

"Over the years, NTN has proven the popularity of our trivia game show channel to millions of loyal fans. Deploying BUZZTIME as an interactive cable channel on existing cable systems is key to our revenue model," said Tyrone Lam, President of Buzztime Entertainment, Inc. "Cable

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operators are looking for incremental value for their existing digital cable subscribers. The BUZZTIME channel is designed specifically to bring that value without having to upgrade the set-top in the subscribers' homes."

When deployed, Buzztime Entertainment's multi-player gaming technology will enable national competitions between players across numerous interactive platforms. In the partnership, Buzztime Entertainment will be responsible for the trivia game channel content including ongoing programming and player promotions.

This release contains forward-looking statements, including statements relating to future revenues, the development of the application, production of trivia content and distribution channels, and future business plans, which are subject to risks and uncertainties including changing economic conditions, product demand and market acceptance risks, the impact of competitive products and pricing, the effect of the Company's accounting policy and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Report on Form 10-K for the fiscal year ended December 31, 2000, its quarterly reports on Form 10-Q and reports on Form 8-K.

For additional information on NTN Communications at no charge, please call 1-800-PRO-INFO and enter ticker symbol NTN.

About BUZZTIME Entertainment, Inc. and NTN Communications, Inc.
Based in Carlsbad, Calif., NTN Communications, Inc. (Amex: NTN - news) is the parent corporation of two business units: Buzztime Entertainment, Inc. and the NTN Network(TM). Buzztime Entertainment, Inc., operators of BUZZTIME, an interactive entertainment channel, develops and distributes "play-along" sports and trivia games to a variety of interactive platforms, including WebTV, AT&T Interactive Television, Sun Java TV, AOL International, Sprint PCS, Yahoo! Games, the NTN Network, www.buzztime.com, www.predicttheplay.com and Midway coin-operated games.

NTN's hospitality business is the largest out-of-home interactive television network in the world. Through NTN's Digital Interactive Television (DITV) technology, the NTN Network broadcasts entertainment and sports programming engaging over 1.7 million players and reaching more than 6 million unique consumers each month in more than 3,500 national hospitality locations like TGIFriday's, Damon's, BW3, Bennigan's and others.

About Scientific-Atlanta
Scientific-Atlanta, Inc. (NYSE: SFA - http://www.scientificatlanta.com) is a leading supplier of digital content distribution systems, transmission networks for broadband access to the home, digital interactive set-tops and subscriber systems designed for video, high speed Internet and voice over IP (VoIP) networks, and worldwide customer service and support.


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